Exhibit 99.1

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER REPORTS REVENUE GROWTH OF 8% AND EPS OF $0.06

International Division Robust Results Continue

2011 Outlook Reaffirmed

GREENWOOD VILLAGE, Colo., May 3, 2011— CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today reported results for the first quarter of 2011.

Financial highlights for the first quarter 2011 included:

•                  Revenue increased 8% to $282.5 million, the largest year-over-year increase in 10 quarters

•                  Constant currency adjusted revenue increased 7%

•                  Gross Margin was 25.8%, the highest in the last 9 quarters

•                  Operating income of $7.7 million, up 8%

•                  Net income of $4.1 million, up 17%

•                  Earnings per share of $0.06

Strategic and operational highlights in the first quarter:

•                  Launched “10 in 30” focused product initiative

•                  Added Chief Information Officer and new Chief Financial Officer

•                  Realigned North America management team to improve operational effectiveness

President and Chief Executive Officer Dave Peterschmidt said, “The transformation of CIBER continues to progress.  Our goal is to improve financial performance utilizing a refined strategic approach, improved operational regimens, and increased as well as narrowed focus on higher margin, well developed offerings.  Our financial performance this quarter, particularly our improved gross margin, underscores the progress we are making.”

Peterschmidt continued, “The ongoing transformation will have its ups and downs during this transitional year.  Our International division, which delivered another great quarter, has made substantial progress.  The North America division however, has not progressed as quickly.  We made specific changes to the North American leadership to address the operational issues and to ensure that we have a plan in place to deliver financial performance at this division in line with our expectations.”

Consolidated Results

(Note: In 2011 CIBER combined Custom Solutions and U.S. ERP into a single reporting segment, CIBER North America.  The discussion of consolidated results includes comparison to 2010 as if the new reporting structure was in place last year.  Additionally, quarterly results for 2010 in the new reporting structure have been provided in the tables of this release.)

First quarter revenue of $282.5 million increased 8%, or 7% on a constant currency basis, compared to last year’s first quarter.  The International division, CIBER’s largest at 42% of total revenue, grew the top line 28%, or 27% adjusted for currency.  The Segmenta acquisition completed in 2010 added 2% and 7% to consolidated revenue growth and International revenue growth, respectively.  International growth continues to be driven by strengthening demand for CIBER’s SAP expertise across key verticals including Utilities, Manufacturing and Retail as well as success within the CIBER Managed Services offering in Germany.

The North America division, which comprised 40% of consolidated revenue, saw revenue decline 5%.   The decline was driven in part by the expected completion of several engagements at the end of last year and in the first quarter of 2011, as well as delays in the commencement of new projects.  The revenue from these engagements was not replaced at the expected rate as new sales performance was weaker than expected since several sales positions remain unfilled and as the newly added sales members are not yet at their full effectiveness.  The challenges in North America have continued, but are being addressed aggressively to ensure that the division’s results begin to improve.

Consolidated gross margin for the first quarter increased to 25.8% from 25.1% in the same period last year.  The International division contributed to this improvement with higher utilization and more efficient project delivery.  Offsetting the improvements in International gross margin was the continuing impact from the previously identified small number of troubled fixed-price contracts in North America.

Sales, general and administrative expenses (SG&A) in the quarter increased 11% and equaled 23% of revenue compared to 22% in last year’s first quarter.  On-going investments in growth initiatives comprised the majority of the increase.  Also in this quarter’s SG&A were expenses related to recruitment and hiring of sales people as well as incurred severance.

First quarter operating income was $7.7 million, up 8% from last year’s first quarter, resulting in an operating income margin of 2.7%.  Net income was $4.1 million or $0.06 per share, compared to $3.5 million or $0.05 per share in the first quarter 2010.

The effective tax rates were 22% and 38% for the first quarters 2011 and 2010, respectively.  The primary difference in the rates was the result of changes in geographic mix of income and losses.  Improved foreign results along with a domestic loss for the first quarter 2011 combined for the 22% effective rate.

Capital Deployment and Liquidity

CIBER’s total cash balance at March 31, 2011 was $57.6 million.  Cash used by operating activities for the quarter was $16.9 million.    CIBER continues to expect to generate $30 million of cash flow from operations this year with a step-up in the back half when significant amounts of the existing unbilled revenue will be invoiced and collected.  First quarter capital expenditures totaled $3.8 million.

DSO’s were 66 days compared with 62 days at December 31, 2010.  Sales growth in the quarter drove a portion of this increase.  DSO’s at the end of the first quarter 2010 were 66 days.

The total outstanding balance on the senior credit facility at quarter end was $87.5 million.  The Company is in the process of refinancing the existing facility, which is set to expire in August of next year.

Outlook

Management reaffirmed its long-term outlook and its expectations for 2011.

Long-term outlook:

•                  Double-digit revenue growth

•                  Gross profit margin exceeding 30%

•                  Operating margin exceeding 8%

•                  Double-digit EPS growth

•                  Cash flow from operations to approximate net income

2011 expectations:

•                  Revenue growth exceeding 4%

•                  Gross profit margin exceeding 25.5%

•                  Operating margin exceeding 3.5%

•                  EPS exceeding $0.30

•                  Tax rate in the high-twenty to low-thirty range (original expectation was mid thirties)

•                  Cash flow from operations of approximately $30 million

•                  Capital expenditures of approximately $20 million, mostly to fund IT infrastructure improvements and the India build-out

2011 Key Success Factors

•                  Higher quality deal wins in key verticals

•                  Improved DSO and cash collection

•                  Gross and operating margin improvement

•                  Expanded India delivery

•                  Enhanced operational execution

“While lagging sales performance within our North America division has impacted financial results into the second quarter, we are confident that we are taking the necessary steps to improve the trend in the back half of this year and to deliver on our full-year expectations,” Peterschmidt concluded.

Investor and Analyst Conference Call

CIBER President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call today at 11:00 a.m. Eastern Time to discuss the Company’s financial results and outlook.

To participate in the conference call, dial 866-800-8649 (U.S.) or +1-617-614-2703 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 97703581.  This conference call will also be available via webcast at www.ciber.com/cbr.

A replay of the call and webcast will be available one hour after the call ends through June 3, 2011. To access the telephone replay, dial 888-286-8010 (U.S.) or +1- 617-801-6888 (outside the U.S.) and use the pass code 79308581. The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information

CIBER presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods.  These non-GAAP measurements include revenue change constant currency adjusted and International revenue change adjusted for currency.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections.  Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify forward-looking statements.  For example, we make certain forward-looking statements regarding our current estimates for revenue and profitability for certain of our business units for 2011.  These statements reflect a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements.  These risks include, without limitation, risks that: (1) economic and political conditions, including regulatory or legislative action, adversely affect us or our clients’ businesses and levels of business activity; (2) we cannot expand and develop our services and solutions in response to changes in technology and client demand; (3) we cannot compete effectively in the highly competitive consulting, systems integration and technology and outsourcing markets; (4) our work in the government contracting environment exposes us to additional risks; (5) our clients may terminate their contracts with us or they may be unable or unwilling to pay us for our services, which may impact our accounting assumptions; (6) our outsourcing services subject us to operational and financial risk; (7) the type and level of technology spending by our clients may change; (8) we cannot maintain favorable pricing and utilization rates; (9) our business is restricted by our current level of indebtedness and we could breach our financial covenants, and/or be unable to amend, extend or replace our current debt facility under favorable terms; (10) legal liability may result from solutions or services we provide; (11) we cannot anticipate the cost and complexity of performing our work or we are not able to control our costs; (12) our global operations are subject to complex risks, some of which might be beyond our control, including, but not limited to, fluctuations in foreign exchange rates; (13) we cannot balance our resources with client demand or hire sufficient employees with the required skills and background; (14) we may incur liability from our subcontractors’ or other third parties’ failure to deliver their project contributions on time or at all; (15) we cannot manage the organizational challenges associated with our size or our business strategy; (16) consolidation in the industries that we serve could adversely affect our business; (17) our ability to attract and retain business depends on our reputation in the marketplace; (18) our share price could fluctuate due to numerous factors, including variability in revenues, operating results and profitability; and/or (19) other factors discussed from time to time in the Company’s news releases and public statements, as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading the Company’s Form 10-Q and most recent Annual Report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission.  Most of these factors are beyond CIBER’s ability to predict or control.  Forward-looking statements are not guarantees of performance and speak only as of the date they are made, and CIBER undertakes no obligation to publicly update any forward-looking statements in light of new information or future events.  Readers are cautioned not to put undue reliance on forward-looking statements.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,500 employees and subcontractors and operates in 18 countries, serving clients in North America, Europe and Asia/Pacific. Annual revenue in 2010 was $1.1 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.

CIBER, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
REVENUES
Consulting services	$269,281	$247,982
Other revenue	13,169	14,708
Total revenues	282,450	262,690

OPERATING EXPENSES
Cost of consulting services	201,441	186,460
Cost of other revenue	8,229	10,222
Selling, general and administrative	64,204	57,597
Amortization of intangible assets	835	1,254
Total operating expenses	274,709	255,533

OPERATING INCOME	7,741	7,157

Interest income	57	95
Interest expense	(1,615)	(2,013)
Other income (expense), net	(785)	61

INCOME BEFORE INCOME TAXES	5,398	5,300
Income tax expense	1,202	2,000

CONSOLIDATED NET INCOME	4,196	3,300
Net income (loss) attributable to noncontrolling interests	73	(225)

NET INCOME ATTRIBUTABLE TO CIBER, INC.	$4,123	$3,525

Earnings per share:
Basic	$0.06	$0.05
Diluted	$0.06	$0.05

Weighted average shares outstanding:
Basic	70,936	69,353
Diluted	72,091	69,633

CIBER, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$57,580	$69,329
Accounts receivable, net of allowances of $9,972 and $9,413, respectively	242,858	239,214
Prepaid expenses and other current assets	28,234	24,608
Deferred income taxes	12,176	12,161
Total current assets	340,848	345,312

Property and equipment, net of accumulated depreciation of $64,731 and $60,732, respectively	27,597	26,443
Goodwill	346,664	338,908
Other intangible assets, net	1,616	2,357
Other assets	9,102	9,344

TOTAL ASSETS	$725,827	$722,364

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$10,461	$10,473
Accounts payable	33,301	49,835
Accrued compensation and related liabilities	70,518	72,918
Deferred revenue	20,785	21,194
Income taxes payable	12,929	9,760
Other accrued expenses and liabilities	47,273	48,768
Total current liabilities	195,267	212,948

Long-term debt	78,168	77,879
Deferred income taxes	5,137	6,159
Other long-term liabilities	6,973	5,878
Total liabilities	285,545	302,864

Commitments and contingencies

Equity:
CIBER, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 74,487 shares issued	745	745
Treasury stock, at cost, 3,277 and 4,363 shares, respectively	(18,779)	(25,003)
Additional paid-in capital	326,533	325,177
Retained earnings	119,638	118,113
Accumulated other comprehensive income	12,260	661
Total CIBER, Inc. shareholders’ equity	440,397	419,693
Noncontrolling interests	(115)	(193)
Total equity	440,282	419,500

TOTAL LIABILITIES AND EQUITY	$725,827	$722,364

CIBER, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$4,196	$3,300
Adjustments to reconcile consolidated net income to net cash used in operating activities:
Depreciation	2,997	2,999
Amortization of intangible assets	835	1,254
Deferred income tax expense (benefit)	(2,734)	220
Provision for doubtful receivables	573	746
Share-based compensation expense	1,099	1,035
Other, net	1,159	1,480
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,108	(8,110)
Other current and long-term assets	(1,813)	(2,249)
Accounts payable	(17,534)	(3,880)
Accrued compensation and related liabilities	(2,791)	(2,715)
Other current and long-term liabilities	(5,230)	585
Income taxes payable/refundable	1,283	532
Net cash used in operating activities	(16,852)	(4,803)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net	(3,757)	(3,046)
Net cash used in investing activities	(3,757)	(3,046)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	107,842	78,135
Payments on long-term debt	(107,878)	(82,771)
Employee stock purchases and options exercised	3,593	536
Purchases of treasury stock	—	(2,127)
Excess tax benefits from share-based compensation	315	53
Credit facility origination/amendment fees paid	(190)	(501)
Net cash provided by (used in) financing activities	3,682	(6,675)
Effect of foreign exchange rate changes on cash and cash equivalents	5,178	(2,073)
Net decrease in cash and cash equivalents	(11,749)	(16,597)
Cash and cash equivalents, beginning of period	69,329	67,424
Cash and cash equivalents, end of period	$57,580	$50,827

CIBER, Inc.

SUMMARY SEGMENT DATA

(Dollars in thousands)

(Unaudited)

Summary Segment Analysis

	Three Months Ended March 31,
	2011	2010	Change
Revenues:
International	$118,105	$92,006	28%
North America	115,015	121,108	(5)%
Federal	27,537	30,017	(8)%
IT Outsourcing	23,596	20,443	15%
Total segment revenues	284,253	263,574	8%
Corporate/Inter-segment	(1,803)	(884)
Total revenues	$282,450	$262,690	8%

Operating income:
International	$8,114	$4,099	98%
North America	6,775	10,714	(37)%
Federal	1,195	605	98%
IT Outsourcing	400	(82)	588%
Total segment operating income	16,484	15,336	7%
Corporate expenses	(7,908)	(6,925)
Amortization of intangible assets	(835)	(1,254)
Total operating income	$7,741	$7,157	8%

Segments as Percent of Total Segment Revenue and Total Segment Operating Income

(Excluding Corporate/Inter-segment and corporate expenses and amortization)

	Three Months Ended March 31,
	2011	2010
Revenues:
International	42%	35%
North America	40%	46%
Federal	10%	11%
IT Outsourcing	8%	8%
Total segment revenue	100%	100%

Operating income:
International	49%	27%
North America	41%	70%
Federal	7%	4%
IT Outsourcing	3%	(1)%
Total segment operating income	100%	100%

Segment Operating Margins

(Excluding corporate expenses and amortization)

	Three Months Ended March 31,
	2011	2010
Operating margin:
International	6.9%	4.5%
North America	5.9%	8.8%
Federal	4.3%	2.0%
IT Outsourcing	1.7%	(0.4)%
Total segment operating margin	5.8%	5.8%

CIBER, Inc.

NEW SEGMENT PRESENTATION

(Dollars in thousands)

(Unaudited)

Note: In 2011, CIBER combined Custom Solutions and U.S. ERP into a single reporting segment, CIBER North America.  All 2010 segment data has been adjusted to conform to the 2011 presentation.

	Three Months Ended				Year Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
Revenues:
International	$92,006	$88,613	$91,977	$112,559	$385,155
North America	121,108	124,861	125,392	115,858	487,219
Federal	30,017	32,453	28,913	26,162	117,545
IT Outsourcing	20,443	21,416	22,325	24,784	88,968
Total segment revenues	263,574	267,343	268,607	279,363	1,078,887
Corporate/Inter-segment	(884)	(1,950)	(2,725)	(1,985)	(7,544)
Total revenues	$262,690	$265,393	$265,882	$277,378	$1,071,343

Operating income (loss):
International	$4,099	$3,907	$4,568	$7,268	$19,842
North America	10,714	9,492	9,836	668	30,710
Federal	605	926	1,046	(2,532)	45
IT Outsourcing	(82)	166	(363)	(239)	(518)
Total segment operating income	15,336	14,491	15,087	5,165	50,079
Corporate expenses	(6,925)	(12,634)	(6,859)	(10,382)	(36,800)
Goodwill impairment	—	(112,000)	—	—	(112,000)
Amortization of intangible assets	(1,254)	(1,020)	(1,087)	(1,068)	(4,429)
Total operating income (loss)	$7,157	$(111,163)	$7,141	$(6,285)	$(103,150)

CIBER, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in thousands, except per share amounts)

(Unaudited)

CIBER reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three months ended March 31, 2011
	Constant Currency	Foreign Exchange	GAAP Reported
Revenues:
Consolidated	7%	1%	8%

International	27%	1%	28%